UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                                FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                   Commission File Number   333-07081
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                      UCFC Acceptance Corporation
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        (Exact name of registrant as specified in its charter)

        4041 Essen Lane, Baton Rouge, LA 70809   (504) 987-0000
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              Home Equity Loan Pass Through Certificates,
      SERIES 1997-A, SERIES 1997-B, SERIES 1997-C AND SERIES 1997-D
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       (Title of each class of securities covered by this Form)

                                  N/A
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     __       Rule 12h-3(b)(l)(i)    __
          Rule 12g-4(a)(1)(ii)    __       Rule 12h-3(b)(l)(ii)   __
          Rule 12g-4(a)(2)(i)     __       Rule 12h-3(b)(2)(i)    __
          Rule 12g-4(a)(2)(ii)    __       Rule 12h-3(b)(2)(ii)   __
                                           Rule 15d-6              x
                                                                  --
     Approximate number of holders of record as of the certification
or notice date:      1
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     Pursuant to the requirements of the Securities Exchange Act of 1934 and pursuant to a response of the Office of Chief Counsel Division of Corporation Finance, dated November 12, 1993, United Companies Lending Corporation, as Servicer, has caused this certification/notice to be signed, on behalf of the registrant.

Date: April 1, 1998                By: /s/ Sherry E. Anderson
                                         -----------------------------
                                         Sherry E. Anderson, Secretary

Instructions: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person.
The name and title of the person signing the form shall be typed or printed under the signature.